Exhibit 99.1

Jones Soda Reports First Quarter 2025 Results

Seattle, WA – May 15, 2025 – Jones Soda Co. (CSE: JSDA, OTCQB: JSDA) (“Jones Soda” or the “Company”), today announced its financial results for the first quarter ended March 31, 2025.

First Quarter 2025 Financial Summary vs. Year-Ago Quarter

●	Revenue was $4.6 million compared to $5.0 million. The Company also generated $0.4 million in revenue from the Cannabis (THC) segment, consistent with approximately $0.4 million in the first quarter of 2024
●	Net loss decreased to $0.9 million, or $(0.01) per share, compared to a net loss of $1.2 million, or $(0.01) per share.
●	Adjusted EBITDA[1] improved 39% to $(0.6) million compared to $(1.0) million. This was primarily due to a reduction in selling, general, and administrative expenses associated with the new cost management strategies implemented by management and was partially offset by the decline in revenue.

First Quarter 2025 and Recent Activity Update

Corporate

●	Announced the hiring of proven business executives Scott Harvey and Brian Meadows to serve as the Company’s new Chief Executive Officer and Chief Financial Officer, respectively.
●	Secured a $5 million revolving credit facility in February 2025 to support strategic initiatives for expansion and sales growth.
●	Reduced both selling and marketing and general and administrative expenses by 20%, with no apparent productivity dilution, a testament to new management’s dedication to operational rigor.

Beverages Segment

●	Announced in April that Pop Jones, is now featured in Modern Beverage POGs across over 1500 national and regional chain stores.
●	Launched Jones Zero Cola in March across 10,000+ national and regional grocery stores, with plans to introduce additional zero-calorie flavors, including Jones Zero Root Beer and Zero Dr. Jones, later in 2025.
●	Development of a strategic plan that calls for an increased focus on HD9 product opportunities and a review of the strategic alternatives for the Company’s Cannabis THC business.
●	HD9 sales were $0.9 million representing our fourth consecutive quarter of HD9 sales expansion.

Cannabis (THC) Segment

●	Expanded to Missouri, the country’s fifth largest legal cannabis market, through a manufacturing and distribution partnership with Kansas City-based CLOVR.

Management Commentary

“The first quarter of 2025 was the beginning of the strategic turnaround for Jones, and we are off to a good start” said Scott Harvey, CEO of Jones Soda. “Since stepping into leadership in February, we’ve moved quickly to implement meaningful improvements across key areas of the business. We optimized our supply chain operations, tightened P&L oversight, and instilled disciplined cost management measures which have already begun to yield significant results. These early actions reflect our commitment to operational rigor and set the stage for continued momentum in the quarters ahead.

1Adjusted EBITDA is defined as net income (loss) from operations before interest expense, interest income, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

“We remain focused on executing our strategic plan with clear, measurable goals to scale the business while preserving the beloved Jones brand and image. We have leaned into unlocking more efficiencies across our three main categories – Core Soda, Modern Soda, and Adult Beverage - through investing in high-growth opportunities and managing our cost structure with disciplined, ROI-driven decisions. These initiatives represent a commitment to rebuilding sound economic discipline, ensuring SG&A and other costs don’t undermine our expansion. With strong industry momentum and the right team in place, the future is bright for Jones.”

First Quarter 2025 Financial Results

Revenue in the first quarter of 2025 was $4.6 million compared to $5.0 million in the prior year period. The decline in revenue was primarily attributable to a large one-time pipeline fill in the first quarter of 2024.

The Company’s beverages segment, which includes craft soda, HD9, Pop Jones and Fiesta Jones brands, generated approximately $4.2 million in revenue in the first quarter of 2025 compared to approximately $4.6 million in revenue in the first quarter of 2024, including $0.9 million from sales of its HD9 products in the first quarter of 2025.

The Company’s Cannabis (THC) segment, which includes Mary Jones branded cannabis products, generated approximately $380,000 in revenue in the first quarter of 2025 compared to approximately $410,000 in revenue in the first quarter of 2024.

Gross profit for the first quarter of 2025 was $1.7 million compared to $1.9 million in the year-ago period. The decline was primarily driven by the lower sales revenue.

Total operating expenses in the first quarter of 2025 were $2.4 million compared to $3.0 million in the year-ago period. The decrease was primarily a result of the rigorous cost management and supply chain optimization efforts by new management in their first months.

Net loss decreased to $0.9 million, or $(0.01) per share, compared to a net loss of $1.2 million, or $(0.01) per share.

The decrease in net loss was primarily driven by the decline in selling, general, and administrative expenses and were partially offset by the decrease in revenue.

Adjusted EBITDA2 improved 39% to $(0.6) million in the first quarter of 2025 compared to $(1.0) million in the prior period.

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the first quarter ended March 31, 2025.

Chief Executive Officer Scott Harvey and Chief Financial Officer Brian Meadows will host the conference call.

Date: Thursday, May 15, 2025

Time: 9:00 a.m. Eastern time (6:00 a.m. Pacific time)

Toll-free dial-in number: 1-877-407-0784

International dial-in number: 1-201-689-8560

Conference ID: 13752687

2Adjusted EBITDA is defined as net income (loss) from operations before interest expense, interest income, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 11:30 a.m. Eastern time on the same day through April 15, 2025.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13752687

Presentation of Non-GAAP Information

This press release contains disclosure of the Company’s Adjusted EBITDA which is not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense and income, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss under “Jones Soda Co. Non-GAAP Reconciliation” at the end of this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company’s results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which management evaluates the Company’s performance. These adjustments to the Company’s GAAP results are made with the intent of providing a more complete understanding of the Company’s underlying operational results and provide supplemental information regarding the Company’s current ability to generate cash flow. Adjusted EBITDA is not intended to be considered in isolation or as a replacement for, or superior to Net Loss as an indicator of the Company’s operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Jones Soda Co.® (CSE: JSDA, OTCQB: JSDA) is a leading craft soda manufacturer with a subsidiary dedicated to cannabis products. The company markets and distributes premium craft sodas under the Jones® Soda brand, and a variety of cannabis products under the Mary Jones brand. Jones’ mainstream soda line is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. The company is headquartered in Seattle, Washington. For more information, visit www.jonessoda.com, www.myjones.com, or https://gomaryjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company’s actual results, including its financial condition and results of operations, include, among others: its ability to successfully execute on its growth strategies and operating plans for the future;; the Company’s ability to continue to develop and market THC/CBD-infused and/or cannabis-infused beverages and edibles, and comply with the laws and regulations governing cannabis, hemp or related products, and the timing and costs of the development of these new product lines; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to create and maintain brand name recognition and acceptance of its products; the Company’s ability to adapt and execute its marketing strategies; the Company’s ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally and in the craft beverage segment specifically; the Company’s ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes); its ability to develop and launch new products and to maintain brand image and product quality; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage inventory levels and maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors and to manage factors affecting its supply chain; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation and the Company’s ability to comply with applicable regulations; its ability to maintain an effective information technology infrastructure, fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to access the capital markets for any future equity financing; the Company’s ability to maintain disclosure controls and procedures and internal control over financial reporting; dilutive and other adverse effects from future potential securities issuances; and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (“SEC”) on April 1, 2024 and in the other reports filed with the SEC since that that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

Brian Meadows

Chief Executive Officer

1-206-624-3357

Investor Relations Contact:

Scott Liolios

Gateway Group, Inc.

1-949-574-3860

JSDA@gateway-grp.com

JONES SODA CO.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	March 31, 2025	December 31, 2024
	(unaudited)
ASSETS
Current assets:
Cash	$735	$1,533
Accounts receivable, net of allowance of $31 and $77, respectively	3,635	2,162
Inventories, net	3,908	3,538
Prefunded insurance premiums from financing	128	199
Prepaid expenses and other current assets	1,311	948
Total current assets	9,717	8,380
Other assets	22	35
Fixed assets, net of accumulated depreciation of $435 and $422, respectively	95	108
Total assets	$9,834	$8,523

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,182	$3,404
Accrued expenses	1,851	2,473
Revolving credit facility	1,277	291
Insurance premium financing	128	199
Total current liabilities	8,438	6,367
Total liabilities	8,438	6,367
Commitments and contingencies (Note 9)
Shareholders’ equity:
Common stock, no par value:
Authorized — 800,000,000 issued and outstanding shares — 115,865,227 shares and 115,865,227 shares, respectively	94,974	94,883
Accumulated other comprehensive income	223	222
Accumulated deficit	(93,801)	(92,949)
Total shareholders’ equity	1,396	2,156
Total liabilities and shareholders’ equity	$9,834	$8,523

JONES SODA CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Net Revenue	$4,608	$4,999
Cost of goods sold	(2,891)	(3,107)
Gross profit	1,717	1,892
Operating expenses:
Selling and marketing	1,189	1,492
General and administrative	1,209	1,545
Total operating expenses	(2,398)	(3,037)
Loss from operations	(681)	(1,145)
Other income (expenses):
Interest income	1	9
Interest expense	(78)	-
Other expense	(94)	(6)
Total other (expense) income	(171)	3
Loss before income taxes	(852)	(1,142)
Income tax expense, net	-	(10)
Net loss	$(852)	$(1,152)

Net loss per share - basic and diluted	$(0.01)	$(0.01)
Weighted average common shares outstanding - basic and diluted	115,865,227	101,477,735

JONES SODA CO.

NON-GAAP RECONCILIATION

(Unaudited, in thousands)

	Three Months Ended March 31,
	2025	2024
GAAP net income (loss)	$(852)	$(1,152)
Stock-based compensation	91	158
Finance costs	78	-
Depreciation	13	15
Income tax expenses	-	10
Others	94	6
Non-GAAP Adjusted EBITDA	$(576)	$(963)

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